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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                 FILTRONIC PLC,

                              FIL ACQUISITION CORP.


                                       AND


                             SAGE LABORATORIES, INC.

                            DATED AS OF MAY 13, 1998






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                                Table OF CONTENTS

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                                                                            ----

ARTICLE I
THE OFFER

SECTION 1.1.  Offer..........................................................  2
SECTION 1.2.  Company Actions................................................  3

ARTICLE II
THE MERGER

SECTION 2.1.  The Merger.....................................................  4
SECTION 2.2.  Closing........................................................  5
SECTION 2.3.  Effective Time of the Merger...................................  5
SECTION 2.4.  Effects of the Merger..........................................  5

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS

SECTION 3.1.  Conversion of Shares...........................................  5
SECTION 3.2.  Surrender and Payment..........................................  6
SECTION 3.3.  Dissenting Shares..............................................  7
SECTION 3.4.  Stock Options and Stock Plans..................................  7
SECTION 3.5.  No Further Rights in Shares....................................  9
SECTION 3.6.  No Liability...................................................  9
SECTION 3.7.  Withholding Rights.............................................  9
SECTION 3.8.  Lost Certificates..............................................  9

ARTICLE IV
THE SURVIVING CORPORATION

SECTION 4.1.  Articles of Organization.......................................  9
SECTION 4.2.  By-laws........................................................  9
SECTION 4.3.  Directors and Officers......................................... 10
SECTION 4.4.  Subsequent Actions............................................. 10

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.1.  Organization, Standing and Corporate Power..................... 10
SECTION 5.2.  Subsidiaries and Minority Affiliates........................... 11



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SECTION 5.3. Capital Structure..............................................  11
SECTION 5.4. Authority; Noncontravention....................................  12
SECTION 5.5. SEC Documents; Financial Statements; No Undisclosed
             Liabilities....................................................  13
SECTION 5.6. Disclosure Documents...........................................  14
SECTION 5.7. Property.......................................................  15
SECTION 5.8. Absence of Certain Changes or Events...........................  15
SECTION 5.9. Litigation.....................................................  17
SECTION 5.10. Compliance with Laws, Etc.....................................  17
SECTION 5.11. Benefit.......................................................  17
SECTION 5.12. Tax Matters...................................................  20
SECTION 5.13. Debt Instruments..............................................  21
SECTION 5.14. Insurance.....................................................  22
SECTION 5.15. Labor Matters.................................................  22
SECTION 5.16. Business Relationships; No Restrictive Agreements.............  23
SECTION 5.17. Interests of Officers and Directors...........................  23
SECTION 5.18. Intellectual Property.........................................  23
SECTION 5.19. Environmental Matters.........................................  24
SECTION 5.20. Brokers.......................................................  25
SECTION 5.21. Absence of Certain Commercial Practices.......................  25
SECTION 5.22. Warranty Claims...............................................  25
SECTION 5.23. Product Liability.............................................  25
SECTION 5.24. Backlog.......................................................  26
SECTION 5.25. Inventories...................................................  26

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 6.1. Organization, Standing and Corporate Power.....................  26
SECTION 6.2. Authority; Noncontravention....................................  26
SECTION 6.3. Disclosure Documents...........................................  27
SECTION 6.4. Brokers........................................................  28
SECTION 6.5. Financial Resources............................................  28
SECTION 6.6. Merger Sub.....................................................  28
SECTION 6.7. Litigation.....................................................  28

ARTICLE VII
COVENANTS OF THE COMPANY

SECTION 7.1. Conduct of Business............................................  28
SECTION 7.2. No Solicitation................................................  30
SECTION 7.3. Access to Information..........................................  32
SECTION 7.4. Company SEC Documents..........................................  32



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SECTION 7.5. Notification of Certain Matters................................  33
SECTION 7.6. Accountants....................................................  33

ARTICLE VIII
COVENANTS OF PARENT AND MERGER SUB

SECTION 8.1. Confidentiality................................................  33
SECTION 8.2. Obligations of Merger Sub......................................  34
SECTION 8.3. Voting of Shares...............................................  34
SECTION 8.4. Director and Officer Liability.................................  34
SECTION 8.5. Notice to Company of Certain Events............................  35

ARTICLE IX
COVENANTS AND FURTHER AGREEMENTS OF PARENT AND THE COMPANY

SECTION 9.1. Reasonable Efforts; Notification; Further Actions..............  35
SECTION 9.2. Public Announcements...........................................  36
SECTION 9.3. Directors......................................................  37
SECTION 9.4. Employees......................................................  38
SECTION 9.5. Company Stockholder Meeting....................................  38

ARTICLE X
CONDITIONS TO THE MERGER

SECTION 10.1. Conditions to the Obligations of Each Party...................  39
SECTION 10.2. Conditions to the Obligations of Parent and Merger Sub........  40

ARTICLE XI
TERMINATION

SECTION 11.1. Termination...................................................  40
SECTION 11.2. Effect of Termination.........................................  42

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Notices.......................................................  42
SECTION 12.2. Survival of Representations and Warranties....................  43
SECTION 12.3. Entire Agreement; Amendments; No Waivers......................  43
SECTION 12.4. Expenses......................................................  44
SECTION 12.5. Successors and Assigns; Parties in Interest...................  45
SECTION 12.6. Governing Law; Jurisdiction...................................  46
SECTION 12.7. Counterparts; Effectiveness; Interpretation...................  46



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                             INDEX OF DEFINED TERMS

                                                                 POSITION OF
DEFINED TERM                                                     DEFINITION
------------                                                     ----------

Accountant's Letter............................................. Section 7.6
Acquisition Proposal............................................ Section 7.2(f)
Action.......................................................... Section 5.9
Agreement....................................................... Preamble
Articles of Merger.............................................. Section 2.2
Articles of Organization........................................ Section 5.1
BCL............................................................. Recitals
Benefit Plans................................................... Section 5.8
Certificates.................................................... Section 3.2(b)
Closing......................................................... Section 2.2
Code............................................................ Section 5.11(a)
Company......................................................... Preamble
Company Disclosure Schedule..................................... Article V
Company Intellectual Property Rights............................ Section 5.18(a)
Company Material Adverse Effect................................. Section 5.1
Company Options................................................. Section  3.4
Company Proxy Statement......................................... Section 5.6(a)
Company Stockholder Approval.................................... Section 5.4(a)
Company Stockholder Meeting..................................... Section 5.4(a)
Consents........................................................ Section 5.4(d)
Constituent Corporations........................................ Section 2.1
Controlled Group Liability...................................... Section 5.11(a)
Dissenting Shares............................................... Section 3.3(a)
Effective Time.................................................. Section 2.3
Environmental Laws.............................................. Section 5.19(a)
Environmental Permits........................................... Section 5.19(b)
ERISA........................................................... Section 5.11(a)
ERISA Affiliate................................................. Section 5.11(a)
Exchange Act.................................................... Section 1.1(b)
Exchange Agent.................................................. Section 3.2(a)
Exchange Fund................................................... Section 3.2(a)
Expenses........................................................ Section 12.4(a)
Exon-Florio Provision........................................... Section  5.4(d)
GAAP............................................................ Section 5.5(b)
Governmental Entity............................................. Section 5.4(d)
Hazardous Substances............................................ Section 5.19(a)
HSR Act......................................................... Section  5.4(d)
Indebtedness.................................................... Section 5.13
Indemnified Parties............................................. Section 8.4
Independent Directors........................................... Section 9.3(a)
Inside Stockholders............................................. Recitals
IRS............................................................. Section 5.11(c)
Leases.......................................................... Section 5.7(b)
Liens........................................................... Section 5.2
Merger.......................................................... Recitals
Merger Consideration............................................ Section 3.1(c)
Merger Sub...................................................... Preamble
Minimum Condition............................................... Exhibit 1.1(j)
Multiemployer Plan.............................................. Section 5.11(h)
Multiple Employer Plan.......................................... Section 5.11(h)
Offer........................................................... Recitals
Offer Documents................................................. Section 1.1(b)
Offer Price..................................................... Recitals
Options......................................................... Section  5.3
Option Plans.................................................... Section  3.4(a)
Parent.......................................................... Preamble
Parent Material Adverse Effect.................................. Section 6.2(c)
Person.......................................................... Section 3.2(c)
Plans........................................................... Section 5.11(b)
Qualified Plans................................................. Section 5.11(d)
Schedule 14D-1.................................................. Section 1.1(b)
Schedule 14D-9.................................................. Section 1.2(a)
SEC............................................................. Section 1.1(a)
SEC Documents................................................... Section 5.5(a)
Securities Act.................................................. Section 5.5(a)
Shares.......................................................... Recitals
Stockholder Agreements.......................................... Recitals
Subsidiary...................................................... Section 5.1
Superior Proposal............................................... Section 9.5(b)
Surviving Corporation........................................... Section 2.1
Taxes........................................................... Section 5.12(h)
Terminating Company Event....................................... Section 11.1(g)
Terminating Parent Event........................................ Section 11.1(h)



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                          AGREEMENT AND PLAN OF MERGER

              AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 13, 1998, by and among Sage Laboratories, Inc., a Massachusetts corporation (the "Company"), Filtronic plc, a public limited company incorporated under the laws of England and Wales ("Parent"), and FIL Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

              WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the condition set forth in this Agreement, Parent proposes that Parent or Merger Sub commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares of the common stock, par value $.10 per share, of the Company (the "Shares"), at a purchase price of $17.50 per Share, net to the seller in cash (the "Offer Price");

              WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Offer and the merger of Merger Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the Massachusetts Business Corporation Law (the "BCL"), whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as hereinafter defined), will be converted into the right to receive the price paid in the Offer;

              WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe the various conditions to the consummation of the Offer and the Merger; and

              WHEREAS, as a condition to the willingness of, and inducement to, Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, Parent has required that Carl A. Margarite and certain other officers and directors of the Company who own Shares (the "Inside Stockholders") execute and deliver on the date hereof certain Stockholder Agreements among each of the Inside Stockholders, Parent and Merger Sub (the "Stockholder Agreements"), pursuant to which among other things, each of the Inside Stockholders has agreed to vote the Shares beneficially owned by such Inside Stockholder in accordance with the Stockholder Agreement, to grant to Parent an irrevocable proxy to vote the Shares and to sell all Shares then owned by such Stockholder to Parent or Merger Sub, as applicable, in accordance with the Offer and to make certain payments to Parent under certain circumstances;

              NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, in tending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

              Section 1.1. Offer.

             (a) Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of the execution of this Agreement, Parent or Merger Sub will commence the Offer. Parent or Merger Sub will conduct the Offer in compliance in all material respects with applicable laws, accept and pay for Shares validly tendered and not withdrawn and consummate the Offer, all on the terms and subject to the conditions thereof, as soon as legally permissible. The initial expiration date of the Offer will be the 20th business day following the Offer. Subject to the conditions set forth in Exhibit 1.1, Parent or Merger Sub, as the case may be, will pay, as promptly as reasonably practicable after the expiration of the Offer for all Shares duly tendered and not withdrawn. Parent expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made, without the consent of the Company, which decreases the price per Share or form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, waives or reduces below a majority of the outstanding Shares on a fully diluted basis (as set forth in Exhibit 1.1) the Minimum Condition, imposes conditions to the Offer other than those set forth in Exhibit 1.1 or extends the Offer. Notwithstanding the foregoing, Parent may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date if, at the scheduled expiration date of the Offer, any of the conditions to Parent's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof, applicable to the Offer or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date all of the conditions to Parent's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn, or purchased pursuant to the Stockholder Agreements, pursuant to the Offer, is less than 90% of the outstanding Shares on a fully diluted basis (as set forth in Exhibit 1.1).

              (b) On the date of commencement of the Offer, Parent and Merger Sub will file with the SEC, a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase, a related letter of transmittal and the other documents used in the Offer (the "Offer Documents"). Parent and Merger Sub agree that the Schedule 14D-1, including the Offer Documents, shall comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and

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regulations promulgated thereunder (the "Exchange Act") and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company agree promptly to correct any information provided by it for use in the Schedule 14D-1 or Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1, including the Offer Documents, prior to their being filed with the SEC. Neither the Parent nor Merger Sub shall file any such documents with the SEC without the approval of the Company (which shall not be unreasonably withheld.) Parent and Merger Sub agree to provide the Company and its counsel any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

              Section 1.2. Company Actions.

              (a) The Company hereby approves of, and consents to, the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the terms of the Offer and the Merger are fair to the holders of the Shares and the Merger is in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement, the Offer and the Merger, and recommended acceptance of the Offer by the holders of the Shares and the tender of their Shares pursuant to the Offer and approval of the Agreement (including the Merger) by the Company's stockholders, if required, and approving the acquisition of the Shares pursuant to the Offer and the other transactions contemplated by this Agreement. The Company has been advised by each of its directors and executive officers that each such person currently intends to tender all Shares owned by such persons pursuant to the Offer. On the date the Schedule 14D-1 is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement with respect to the Offer (the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation described in this Section 1.2(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply, in all material respects, with the requirements of the Exchange Act and other applicable laws, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented, to be filed with the SEC and disseminated to the Company's stockholders, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review the Schedule 14D-9 prior to its being filed with the SEC. The Company shall not file the Schedule 14D-9 with the SEC without the approval of the Parent (which shall not be unreasonably withheld). The Company agrees to provide Parent and its counsel any comments the Company or its counsel, may receive from the SEC or its staff with respect to the Schedule 14D-9, promptly after the receipt of such comments.

              (b) In connection with the Offer and the Merger, the Company will cause the transfer agent for the Shares to furnish promptly to Parent and Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares as of a recent date and of those Persons (as hereinafter defined) becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files, and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Parent and Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except as such steps are necessary to disseminate the Offer Documents or (if required) the Proxy Statement (as hereinafter defined) (i) Parent and Merger Sub will hold in confidence the information contained in such labels and listings, (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement shall be terminated in accordance with Article XI, deliver to the Company all copies of such information in the possession of Parent or Merger Sub or the possession of their respective agents or representatives.

                                   ARTICLE II

                                   THE MERGER

              Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the BCL, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company (i) shall continue as the surviving corporation as a direct or indirect wholly owned Subsidiary (as hereinafter defined) of Parent (Merger Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, the surviving corporation in the Merger is sometimes hereinafter referred to as the "Surviving Corporation") and
(ii) shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the BCL. At the election of Parent, the Company may be merged into Merger Sub, in which event, the reference to "Surviving Corporation" shall mean Merger Sub.

              Section 2.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 11.1, and subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article X, at the offices Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto. At the time of the Closing, the Company and Merger Sub will cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts as soon as practicable on such date, in such form as required by, and executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required by the BCL in connection with the Merger.

              Section 2.3. Effective Time of the Merger. The Merger shall, subject to the BCL, become effective as of such date and time as the Articles of Merger is duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such later date and time as is specified in the Articles of Merger (the "Effective Time").

              Section 2.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, restrictions, liabilities and duties of the Company and Merger Sub, all as provided under the BCL.

                                   ARTICLE III

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

              Section 3.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any Shares or any shares of capital stock of Merger
Sub:

              (a) each Share owned by (i) the Company, (ii) Parent or Merger Sub or (iii) any Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto;

              (b) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

              (c) except as otherwise provided in Section 3.1(a) or as provided in Section 3.3 with respect to Dissenting Shares (as hereinafter defined), each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash the price paid in the Offer (the "Merger Consideration").

              Section 3.2. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will, or will cause Merger Sub to, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the "Exchange Fund"). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 3.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

              (b) Each holder of the Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares (the "Certificates"), together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration, payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

              (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

              (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the

Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article III.

              (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent's demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares.

              (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 3.3, has been perfected shall be returned to Parent upon Parent's demand.

              Section 3.3. Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of, or consented to, the Merger and who shall have delivered a written notice of objection and demand for appraisal of such Shares in the time and manner provided in Sections 86 to 98, inclusive, of the BCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the BCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but such holders shall no longer retain any rights of a stockholder of the Company and the Surviving Corporation, except those provided in the BCL, and such holders shall be entitled to receive the consideration as shall be determined pursuant to Section 89 of the BCL: provided, however, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the BCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 3.l(c) of this Agreement, without any interest thereon.

              (b) The Company shall give Parent and Merger Sub (i) prompt notice of any notices of objection and demands for appraisal pursuant to Section 86 of the BCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the BCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle any such demands.

              Section 3.4. Stock Options and Stock Plans.

              (a) Each option to purchase Shares granted pursuant to the Option Plans and outstanding immediately prior to the Effective Time shall in accordance with their terms, at the

Effective Time, become the right to receive, upon exercise thereof as provided in the option, the Merger Consideration for each Share subject to such option.

              (b) Parent and the Company shall take all actions necessary to provide that, at the Effective Time, each Company Option (as hereinafter defined) surrendered for cash by the holder thereof shall be canceled. In consideration of such cancellation, and except to the extent that Parent or Merger Sub and the holder of any such Company Option otherwise agree, Parent shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (2) the number of Shares subject thereto, immediately prior to the Effective Time, less applicable withholding taxes (the "Option Consideration"). "Company Option" means any option to purchase Shares granted pursuant to the 1997 Incentive Stock Option Plan and Director Stock Option Plan (collectively, the "Option Plans") to the extent that it is outstanding, fully vested and exercisable immediately prior to the Effective Time (and has not expired or been previously exercised).

              (c) Upon receipt of the Option Consideration, each Company Option shall be canceled. The surrender of a Company Option to the Surviving Corporation in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option.

              (d) Each exercisable or non-exercisable option with an exercise price greater than the Merger Consideration that is not surrendered for cancellation shall, at the Effective Time, be deemed canceled, and in consideration of the cancellation of such options, holders of such options shall be granted options to purchase the number of ordinary shares of Parent, determined by multiplying the number of such canceled options by the exercise price per Share of each such canceled option and dividing the result by the then market value of an ordinary share of Parent at the Effective Time. The exercise price of each such new option shall be the then market value of an ordinary share of Parent at the Effective Time. Each holder of an exercisable or non-exercisable option with an exercise price equal to or less than the Merger Consideration that is not surrendered for cancellation shall, at the Effective Time, be given the opportunity to convert such options into options to purchase ordinary shares of Parent, determined by multiplying the number of such options by the Merger Consideration and dividing the result by the then market value of an ordinary share of Parent as of the Effective Time. The exercise price of each such new option shall be determined by multiplying the exercise price of each such non-surrendered option at the Effective Time, by a fraction, the numerator of which is the then fair market value of the ordinary shares of Parent at the Effective Time and the denominator of which is the Merger Consideration. Notwithstanding the foregoing. Parent shall not be required to take any action that would require registration under the Securities Act or cause it to violate such Securities Act or any applicable state securities law, but Parent shall take such action as may be reasonable to provide such conversion opportunity on or following the Effective Time without having to register under or violate the Securities Act or such other law.

              (e) Except as otherwise agreed to by the parties: (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time and (ii) the Company shall take all commercially reasonable action in an effort to provide that following the Effective Time no participant in any stock option plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation and to terminate all such plans.

              Section 3.5. No Further Rights in Shares. All Merger Consideration paid upon the acceptance of tendered and not withdrawn Shares, in accordance with the terms of the Offer, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

              Section 3.6. No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

              Section 3.7. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration, otherwise payable pursuant to this Agreement to any Person, such amounts as is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to a Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

              Section 3.8. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay the Merger Consideration to the registered owner of such Shares.

                                   ARTICLE IV

                            THE SURVIVING CORPORATION

              Section 4.1. Articles of Organization. (a) The articles of organization of the corporation that will be the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time in such manner as the Parent shall determine. As so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation, until thereafter changed or amended, as provided therein or by applicable law.

              Section 4.2. By-laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended or repealed as provided therein and in accordance with the Surviving Corporation's articles of organization and applicable law.

              Section 4.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal, the directors of Merger Sub and the officers of the

Company at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation.

              Section 4.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect, confirm or record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in the disclosure schedule supplied by the Company to Parent (the "Company Disclosure Schedule"), as follows:

              Section 5.1. Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement (a "Company Material Adverse Effect") (provided that a Company Material Adverse Effect shall not be deemed to have occurred as a result of (i) any events or conditions affecting the economy or the Company's industry in general or (ii) any events or conditions resulting from the execution and/or announcement of this Agreement). The Company has delivered to Parent complete and correct copies of its articles of organization (the "Articles of Organization") and by-laws and equivalent organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Subsidiary" of any Person means another Person in which such first Person, directly or indirectly, owns 50% or more of the equity interests, or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or any other governing body.

              Section 5.2. Subsidiaries and Minority Affiliates. All the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and all such shares or ownership interests are owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (collectively, "Liens"). Neither the Company nor any of its Subsidiaries (i) owns equity securities (as defined in Rule 3a-11 promulgated under the Exchange Act) or (ii) has entered into any commitment, contract or agreement to provide equity financing to any other Person or entity.

              Section 5.3. Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.10 par value per share. As of March 28, 1998 (i) 1,085,265 Shares were issued and outstanding,
(ii) 1,600,215 Shares were held by the Company or by any of the Company's Subsidiaries and (iii) 550,000 Shares were reserved for issuance pursuant to the Option Plans. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding except for shares reserved for issuance under Option Plans. As of the date hereof, 177,300 options (the "Options) have been granted and are outstanding under the Option Plans and no further Options will be granted. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the Option Plans will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than the Shares and Options under the Option Plans, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences. No Company Options will be accelerated or in any way altered or changed, whether in connection with the acceleration of any vesting period or otherwise, by the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except pursuant to and in accordance with Section 3.4 hereof. Except as specifically contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, relating to voting, registration or disposition of any Shares or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company.

              Section 5.4. Authority; Noncontravention. (a) The Company has the requisite corporate power and authority to enter into this Agreement (and, subject to the Company Stockholder Approval (as hereinafter defined) if required by the BCL in connection with the consummation of the Merger) to consummate the transactions contemplated by this Agreement. If the BCL requires that the Merger be approved by the Stockholders of the Company, the approval by the affirmative vote of the holders of two-thirds of the outstanding Shares (the "Company Stockholder Approval") will be required and such approval will be the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby.

              (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice, or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Articles of Organization or by-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following subsection 5.4(d), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets.

              (d) No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, "Consents") any federal, state or local government or any arbitration panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a Schedule 14D-1, Schedule 14D-9 and the information required under Rule 14f-1 of the Exchange Act with the SEC, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (iii) the filing of the Proxy Statement with the SEC (if necessary), (iv) the filing of a Current Report on Form 8-K with the SEC, (v) the filing with the United States Department of Justice and the Federal Trade Commission of such forms as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (vi) any filing pursuant to the requirements of Section 721 (the "Exon-Florio Provision") of the Defense Production Act or U.S. Government approval of necessary securities agreements to mitigate foreign ownership, control or influence pursuant to the National Industrial Securities Program Operating Manual, (vii) any requirements imposed by the United States Department of Defense, (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

              (e) The Board of Directors of the Company has, on May 13, 1998, unanimously (i) approved and adopted this Agreement and transactions contemplated hereby, (ii) determined that this Agreement and the transactions, including each of the Offer and the Merger, are in the best interests of the Company and its stockholders and that the terms of this Agreement are fair to the Company and its stockholders and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement. The Company has been advised by each of its directors and officers that they intend to tender all Shares beneficially owned by them pursuant to the Offer.

              (f) The Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stockholder Agreements for purposes of excluding Parent from the restrictions contained in Chapters 110D and 110F of the BCL. To the Company's knowledge, except for Chapter 110C of the BCL no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, this Agreement, the Stockholder Agreements or the transactions contemplated by this Agreement or the Stockholder Agreements.

              Section 5.5. SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) The Company has filed, and delivered to Parent true and complete copies of, all required reports, schedules, forms, statements, exhibits and other documents filed with the SEC since January 1, 1996, including the Company's Form 10-Q filed on or before the date hereof (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

              (c) Except as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected in the financial statements of the Company in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business which, individually or in the aggregate, have not had or could not reasonably be expected to have a Company Material Adverse Effect.

              Section 5.6. Disclosure Documents. (a) Any proxy statement or the information statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement"), and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act.

              (b) At the time of filing a Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time (if any) such stockholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this paragraph (b) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

              Section 5.7. Property. (a) The Company and its Subsidiaries have good and valid title to all property material to the business of the Company and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (i) Liens described in the SEC Documents, (ii) statutory Liens securing payments not yet due and (iii) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

              (b) The Company has delivered and made available to Parent prior to the date hereof, correct and complete copies of each lease under which the Company or any of its Subsidiaries is a lessee or lessor which is (i) a lease of real property, or (ii) a lease of Personal property having a term of more than one year or calling for annual rental payments in excess of $20,000 (collectively, the "Leases"). Each Lease is in full force and effect and constitutes a binding obligation of the Company or its Subsidiaries and, to the best knowledge of the Company, the other party thereto. The Company and its Subsidiaries enjoy peaceful and undisturbed, exclusive possession under each Lease to which it is a party, and there is not, with respect to any Lease, any existing material breach or event of default, or event which with notice or lapse of time or both would constitute a material breach or event of default, on the part of the Company or, to the best knowledge of the Company, on the part of any other party thereto.

              (c) To the knowledge of the Company and its Subsidiaries, all buildings, structures, and equipment owned or leased by the Company and its Subsidiaries are structurally sound, free from material defects, in reasonable operating condition and repair, subject to ordinary wear and tear given their age and use, and are adequate and sufficient in all material respects for the operation of their businesses as currently operated.

              Section 5.8. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, since June 30, 1997, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been:

              (a) any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Company Material Adverse Effect,

              (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries,

              (c) any adjustment split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

              (d) (i) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries of any increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice, (ii) any granting by the Company or any of its Subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax gross-up), or (iii) any entry by the Company or any of its Subsidiaries into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee,

              (e) (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options under the Option Plans (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other Persons administering an Option Plan) or authorization of cash payments in exchange for any Company Options under any of such Option Plans, (ii) any adoption or material amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries (collectively, "Benefit Plans"), or
         (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 1997.

              (f) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries (except as required by law),

              (g) any amendment, waiver or modification of any material term of any out standing security of the Company or any of its Subsidiaries,

              (h) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material indebtedness for borrowed money or other material obligations, or any creation or assumption by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practice, but in no event with respect to assets with a value of, or obligations in an amount of, more than $25,000 in the aggregate,

              (i) any making of any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $25,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice,

              (j) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business on behalf of the Company or any of its Subsidiaries, other than the purchase of products and services and sales of products and services in the ordinary course of business,

              (k) any acquisition or disposition of any assets, other than in the ordinary course of business, or any merger or consolidation with any Person on behalf of the Company or any of its Subsidiaries,

              (l) any entry by the Company or any Subsidiary into any other commitment or transaction material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice,

              (m) any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by the Agreement, or

              (n) any agreement, commitment, arrangement or undertaking by the Company or any of its Subsidiaries to perform any action described in clauses (a) through (m).

              Section 5.9. Litigation. There is no action, arbitration, audit, hearing, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator ("Action") or, to the Company's knowledge, investigation pending against or affecting the Company or any of its Subsidiaries or any of their respective properties and, to the Company's knowledge, there is no Action or investigation threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator.

              Section 5.10. Compliance with Laws, Etc. The conduct by the Company and its Subsidiaries of their business is and has been in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, applicable thereto and material to the conduct of their business.

              Section 5.11. Benefit. (a) For purposes of this Agreement, the following definitions apply: "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder; "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA (as hereinafter defined), (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the

Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans (as hereinafter defined); "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

              (b) Exhibit 5.11 includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements in effect at any time during the past three years providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or beneficiary or dependent thereof, whether or not written, and whether covering one Person or more than one Person, sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and fringe benefit plans, programs or agreements.

              (c) With respect to each Plan, the Company has delivered to Parent and Merger Sub a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"). Except as specifically provided in the foregoing documents delivered to Parent and Merger Sub or as otherwise required by law, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

              (d) Exhibit 5.11 identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of Code Section 501(c)(9) of the Code.

              (e) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in all material respects on the financial statements contained in the SEC Documents.

              (f) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, with the Code and all laws and regulations applicable to the Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. No non-exempt prohibited transaction has occurred with respect to any Plan that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

              (g) With respect to each Plan that is subject to Title IV or
Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; and
(iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full. All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by the Company at any time within the past three years have been fully satisfied.

              (h) No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan").

              (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability that would be a material liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

              (j) The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

              (k) All Plans covering foreign employees of the Company comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

                  (l) There are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury or the Department of Labor.

                  (m) Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company.

                  SECTION 5.12. Tax Matters. Except as set forth in the SEC
Documents:

                  (a) Each of the Company and each of its Subsidiaries has filed or caused to be filed on a timely basis since January 1, 1993 all tax returns and reports required to be filed by them pursuant to applicable legal requirements. All tax returns filed by the Company and/or any Subsidiary are true, complete and correct in all material respects. Each of the Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf), or has made provision for the payment of, all Taxes (as hereinafter defined) that have been or may become due pursuant to those tax returns or otherwise.

                  (b) No tax return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its Subsidiaries. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith by appropriate proceedings and which have been reserved against in accordance with GAAP. No issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Neither the Company nor any of its Subsidiaries has given or is there a pending request to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to Taxes for which the Company or any of its Subsidiaries would be liable. The federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years, or all years are otherwise closed, through the taxable year ended June 30, 1995.

               (c) The charges, accruals and reserves with respect to Taxes on the respective books of each of the Company or any Subsidiary are adequate (determined in accordance with GAAP). There exists no proposed Tax assessment against the Company or any Subsidiary. No consent for the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired or to be acquired by the Company or any Subsidiary thereof. All Taxes required by legal requirements to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or Person.

                  (d) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

                  (e) None of the Company or any of its Subsidiaries is a party to, is bound by or required to make any payment under any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                  (f) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any material amount paid or payable by the Company or any of its Subsidiaries under any contract, Option Plan, Benefit Plan, program, arrangement or understanding currently in effect.

                  (g) No material amount or other entitlement that could be received (whether in cash or property or the vesting of property) in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  (h) As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, and all interest, penalties and additions to tax with respect to any of the foregoing.

                  SECTION 5.13. Debt Instruments. Exhibit 5.13 hereto is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as hereinafter defined) of the Company or any of its Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder. All such Indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such Indebtedness (which shall not require a notice period of more than 30 days). For purposes of this Section 5.13, "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

                  SECTION 5.14. Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies. The Company has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

                  SECTION 5.15. Labor Matters. The Company and its Subsidiaries are in material compliance with all federal, state and local laws, rules, regulations and orders respecting employment and employment practices, including, without limitation, immigration and terms and conditions of employment, wages and hours. To the Company's knowledge, there are no pending investigations involving the Company or any of its Subsidiaries by any Governmental Entity for the enforcement of such federal, state or local laws, rules, regulations and orders. There is no unfair labor practice charge or complaint pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of its Subsidiaries before any Governmental Entity or any strike, picketing, boycott, dispute, slowdown or stoppage pending, or, to the Company's knowledge, threatened or contemplated, against or involving the Company or any of its Subsidiaries. There are no existing collective bargaining agreements with the Company or any of its Subsidiaries. No representation question exists respecting the employees of the Company or any of its Subsidiaries and no collective bargaining agreement or modification thereof is currently being negotiated by or on behalf of the Company or any of its Subsidiaries. No grievance or arbitration proceeding is pending, or, to the Company's knowledge, threatened or contemplated, under any expired collective bargaining agreements of the Company or its Subsidiaries. No labor dispute with the employees of the Company or any of its Subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. is pending or, to the Company's knowledge, threatened or contemplated.

                  SECTION 5.16. Business Relationships; No Restrictive Agreements. (a) The relationships of the Company and its Subsidiaries with its customers, distributors, licensors, designers and suppliers are satisfactory in all material respects.

                  (b) The Company and its Subsidiaries are not parties to or bound by any agreement, contract, policy, license, document, instrument, arrangement or commitment that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or which would so limit the freedom of the Company or any of its Subsidiaries or affiliates after the Effective Time.

                  (c) To the Company's knowledge, based on most recent costs estimates to complete, there are no sales agreements or commitments involving the Company or any of its Subsidiaries, the fulfillment of which will likely result in a loss to the Company or its Subsidiaries in excess of $100,000.

                  SECTION 5.17. Interests of Officers and Directors. None of the Company's or any of its Subsidiaries' officers or directors or any of their respective affiliates (other than the Company or any of its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or its Subsidiaries, or any supplier, distributor or customer of the Company or its Subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with the Company or any of its Subsidiaries, except as disclosed in the SEC Documents and except for the normal rights of a stockholder and rights under the Benefit Plans and the Option Plans. Except as disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) and no such Person is indebted to the Company or any of its Subsidiaries, and there have been no transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

                  SECTION 5.18.  Intellectual Property.

                  (a) "Company Intellectual Property Rights" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, copyrights, servicemarks, trade secrets, computer software programs or applications (in both source code and object code form), maskworks, net lists, schematics, technology, ideas, algorithms, processes, know-how, inventions and applications for patents, trademarks, copyrights and servicemarks and all other tangible and intangible proprietary rights and information owned by or licensed to the Company or any Subsidiary or which the Company or any Subsidiary otherwise possesses legally enforceable rights to use.

                  (b) The Company Intellectual Property Rights are all those used or proposed to be used by the Company for the operation of the businesses of the Company and its Subsidiaries as they are currently conducted or currently proposed to be conducted, respectively. Either the Company or one of its Subsidiaries is the owner of all right, title and interest in and to each of the Company Intellectual Property Rights, free and clear of all Liens and has the right to use without payment to a third party such Company Intellectual Property Rights and the Company or one of its Subsidiaries will continue to own or license such Company Intellectual Property Rights immediately after the Effective Time. No claim of infringement of any intellectual property rights of any third party has been brought or, to the Company's knowledge, asserted against the Company or any of its Subsidiaries in respect of the operation of the Company or any of its Subsidiaries. To the Company's knowledge, no Person is infringing in any material respect the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has licensed, or otherwise granted, to any third party, any material rights in or to any Company Intellectual Property Rights.

                  (c) All former and current employees of each of the Company and each of its Subsidiaries who are or were employees at any time during the past three years have executed written agreements with one or more of the Company and its Subsidiaries that assign to one or more of such entities all rights to any inventions, improvements, discoveries or information relating to and material to the business of the Company or one of its Subsidiaries. To the Company's knowledge, no employee of the Company or one of its Subsidiaries has entered into any contract, agreement, understanding or arrangement that restrict or limits in any way the scope or type of work in which the employee may be engaged or requires the employees to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company and its Subsidiaries.

                  SECTION 5.19.  Environmental Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and mixtures thereof; (D) radon; (E) asbestos; (F) any other contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or material containing Hazardous Substances; or (C) otherwise relating to pollution of the environment.

                  (b) Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in violation of any Environmental Law; (ii) to the Company's knowledge, none of the properties owned or leased by the Company are contaminated with any Hazardous Substances; (iii) to the Company's knowledge, the Company is not liable for any off-site contamination; (iv) to the Company's knowledge, the Company is not liable under any Environmental Law; (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits");
(vi) the Company is in compliance with its Environmental Permits; and (vii) there are no pending, or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries relating to any Environmental Law or Hazardous Substance.

                  SECTION 5.20. Brokers. KPMG Inc. has orally delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Merger is fair to the holders of Shares from a financial point of view, and shall deliver such opinion in writing to the Company's Board of Directors prior to the date the Company files the Company Proxy Statement with the SEC. In addition, no broker, investment banker, financial advisor or other Person, other than KPMG Inc. and Katahdin Investment Partnership LLP, the fees and expenses of which will be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder has been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. No such engagement letters obligate the Company to continue to use their services or pay fees or expenses in connection with any future transaction.

                  SECTION 5.21. Absence of Certain Commercial Practices. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company nor any of its Subsidiaries, has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier or governmental employee or official or any other Person who is in a position to help or hinder the Company or any of its Subsidiaries in connection with any proposed transaction, which gift or similar benefit, if not given in the past, has had or was likely to have had an adverse effect on the prospects of the Company or its Subsidiary transacting business with such customer or supplier, or which, if not continued in the future, is likely to have such an effect after the Closing.

                  SECTION 5.22. Warranty Claims. To the Company's knowledge, no defects exist in any products which would result in warranty or rebate claims which the Company or any of its Subsidiaries would be liable in amounts exceeding those reserved against (as determined in accordance with GAAP).

                  SECTION 5.23. Product Liability. There are no pending or, to the Company's knowledge, threatened claims against the Company and, to the Company's knowledge, there are no product defects or occurrences of events forming the basis for specific material product liability claims against the Company that are not adequately reserved against (as determined in accordance with GAAP) or adequately covered by insurance.

                  SECTION 5.24. Backlog. Exhibit 5.24 contains a true and complete copy of the Company's and its Subsidiaries' open "firm" order reports as of May 2, 1998, all of which represent bona fide orders received by the Company in the ordinary course of business, and any options open as of May 2, 1998.

                  SECTION 5.25. Inventories. All inventories, whether or not reflected in the financial statements in the SEC Documents, are of good, usable and saleable quality in the ordinary course of business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality as to which adequate reserves (determined in accordance with GAAP) have been provided. Except as set forth in the Company Disclosure Schedule, (i) all inventories are of such quality as to meet the quality control standards of the Company and its Subsidiaries, (ii) all inventories that are finished goods are saleable as current inventory in the ordinary course of business, (iii) all inventories are recorded on the books of the Company at the lower of actual cost or market and (iv) all inventories disposed of by the Company since June 30, 1997 have been disposed of under terms consistent with past practices, except in each case for exceptions that would not have a Company Material Adverse Effect.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub represent and warrant to the Company as follows:

                  SECTION 6.1. Organization, Standing and Corporate Power. Parent is a public limited company incorporated under the laws of England and Wales and has been in continuous existence since its incorporation. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Merger Sub has the requisite corporate power and authority to carry on its business as now being conducted.

                  SECTION 6.2. Authority; Noncontravention. (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (except for any approval required of such Person's shareholders). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  (c) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the memorandum and articles of association of Parent or the articles of organization or by-laws of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in paragraph (d) of this Section 6.2, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or any other Subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not impair the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

                  (d) No Consent of any Governmental Entity is required by or with respect to Parent, Merger Sub or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) compliance with the applicable requirements of the Exchange Act, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (iv) the filing with the United States Department of Justice and the Federal Trade Commission of such forms as may be required by the HSR Act, (vi) any filing pursuant to the requirements of the Exon-Florio Provision of the Defense Production Act or U.S. Government approval of necessary securities agreements to mitigate foreign ownership, control or influence pursuant to the National Investment Securities Program Operating Manual, (vii) any requirements imposed by the United States Department of Defense, (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

                  SECTION 6.3. Disclosure Documents. Any information with respect to Parent and its Subsidiaries that Parent furnishes to the Company in writing, specifically for use in the Company Proxy Statement will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time if any such stockholders vote on adoption of this Agreement and at the Effective Time.

                  SECTION 6.4. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                  SECTION 6.5. Financial Resources. The Parent will have, and will cause the Merger Sub to have, the financial resources necessary to perform each of their respective obligations and to consummate the transactions contemplated under this Agreement.

                  SECTION 6.6. Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                  SECTION 6.7. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Parent or any of its Subsidiaries has received any notice or assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its Subsidiaries which would have a Parent Material Adverse Effect, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                            COVENANTS OF THE COMPANY

                  The Company agrees that:

                  SECTION 7.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, except as expressly permitted by this Agreement or with the prior written approval of Parent:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to its parent or (B) if the Offer has not been consummated, any annual dividend payable in October 1998 in an amount consistent with that paid in October 1997, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof);

                  (c) amend its Articles of Organization, by-laws or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof;

                  (e) mortgage or otherwise encumber or subject to any Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer, grant an option in respect of or otherwise dispose of any material properties or assets;

                  (f) amend, modify or waive any material term of any outstanding security of the Company and its Subsidiaries;

                  (g) incur, assume, guarantee or become obligated with respect to any Indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations, other than in the ordinary course of business and consistent with past practice;

                  (h) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $100,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property;

                  (i) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

                  (j) make any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $7,500 to any one Person or $25,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

                  (l) (i) provide to any current or former director, officer or employee of the Company or any of its Subsidiaries any material increase in compensation or benefits or any severance payment or other benefit not required under the terms of an existing Plan, except for employees who are not officers or directors in the ordinary course of business consistent with past practice,
(ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of the Option Plans or the provision of any tax gross-up), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee; provided, however, that notwithstanding any provision to the contrary, the Company shall be permitted to hire new employees, at salary levels and with benefits packages consistent with past practices, in the ordinary course of business;

                  (m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

                  (n) authorize any of, or commit or agree to take any of, the foregoing actions.

                  SECTION 7.2.  No Solicitation.

                  (a) The Company shall not, directly or indirectly, through any officer, director or employee, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate or encourage or take any other action to facilitate the institution of any inquiries or proposals regarding any Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any Person in connection with any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prevent the Company or the Board of Directors of the Company from considering, negotiating, discussing, approving, entering into agreements with respect to and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement that constitutes a Superior Proposal (as hereinafter defined), provided that the Board of Directors of the Company determines in good faith (after consultation with and based upon the advise of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties to the Company's stockholders; and provided, further, that the Company shall keep Parent informed, on a current basis, as to the status and details of any such consideration, negotiations or discussions and shall, upon receipt, provide Parent with copies of all correspondence, offers and written communications received by it with respect thereto. Nothing contained in this Section 7.2(a) shall prohibit the Board of Directors of the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

                  (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any modification of, or amendment to, any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, shall indicate whether the Company is providing or intends to provide the Person making the Acquisition Proposal with access to information concerning the Company as provided in Section 7.2(c) and, if reasonably practicable, shall be made prior to furnishing any such information to, or entering into negotiations or discussions with, such Person.

                  (c) If the Board of Directors of the Company receives a request for material nonpublic information by a Person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause the Company to act as provided in this Section 7.2(c) in order to discharge properly the directors' fiduciary duties to the Company's stockholders, then, provided that such Person has executed a confidentiality agreement substantially similar to the one then in effect among the Company and Parent, the Company may provide such Person with access to information regarding the Company.

                  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provision of any confidentiality agreement to which the Company is a party.

                  (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 7.2.

                  (f) For purposes of this Agreement, an "Acquisition Proposal" shall mean any of the following involving the Company or any of its Subsidiaries (other than the entering into or consummation of the Merger and the other transactions contemplated hereby): (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantial assets (other than assets held in inventory for resale in the ordinary course of business) of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the acquisition by any Person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act), that beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of the Company, or the acquisition by any Person or "group" that, as of the date hereof, beneficially owns 20% or more of the outstanding shares of capital stock of the Company of beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of the Company; (f) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of stock dividend or a distribution of assets of any kind to the holders of such capital stock (except as permitted herein);
(g) the repurchase by the Company or any of its Subsidiaries of Shares; or (h) any agreement to, or public announcement by the Company or any other Person, entity or group of a proposal, plan or intention to, do any of the foregoing.

                  SECTION 7.3. Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full and complete access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its Subsidiaries (including to perform any environmental studies), will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives, subject to the provisions of the Confidentiality Agreement, such financial, operating and property related data and other information as such Persons may request, and will instruct the Company's and its Subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries.

                  SECTION 7.4.  Company SEC Documents.

                  (a) The Company shall timely file all required SEC Documents, each of which (i) shall be prepared in all material respects in accordance with the requirement of the Securities Act and Exchange Act applicable to such SEC Documents and (ii) shall not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Documents filed after the date of this Agreement and prior to the Effective Time shall be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each shall present fairly, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected, individually or in the aggregate, to be material).

                  SECTION 7.5. Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the business, operations, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party or is subject, (b) any Company Material Adverse Change involving the Company or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change or (c)(i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect, or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  SECTION 7.6. Accountants. The Company shall cause Arthur Andersen LLP, the Company's independent auditors, to deliver to Parent and Merger Sub on or prior to the expiration of the Offer a letter (the "Accountant's Letter"), dated such date, in form and substance reasonably satisfactory to Parent to the effect that they have performed their usual procedures and that based upon such procedures, nothing has come to their attention which would cause them to believe that any financial statements contained in any SEC Documents filed by the Company with respect to the periods ending on or after the fiscal year ended June 30, 1997 do not comply in all material respects with all applicable accounting requirements of the Exchange Act or that such financial statements are not fairly presented in all material respects in conformity with generally accepted accounting principles.

                                  ARTICLE VIII

                       COVENANTS OF PARENT AND MERGER SUB

                  Parent and Merger Sub agree that:

                  SECTION 8.1. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries furnished to Parent in connection with the transactions contemplated by this Agree-ment, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to the Company, upon request, or, at the election of Parent, destroy, all documents and other materials and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidentiality.

                  SECTION 8.2. Obligations of Merger Sub. Parent will take all action, and provide all financing, necessary to cause Merger Sub to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 8.3. Voting of Shares. Each of Parent and Merger Sub agrees to vote all Shares beneficially owned by it, if any, in favor of adoption of this Agreement at the Company Stockholder Meeting.

                  SECTION 8.4. Director and Officer Liability. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company's Articles of Organization and By-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent and Surviving Corporation shall not amend the Articles of Organization or by-laws of the Surviving Corporation to amend the indemnification provisions therein in a manner inconsistent with this Section 8.4 for the six-year period referred to above. For three years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 8.4, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section , it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  SECTION 8.5. Notice to Company of Certain Events. Each of the Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                   ARTICLE IX

           COVENANTS AND FURTHER AGREEMENTS OF PARENT AND THE COMPANY

                  The parties hereto agree that:

                  SECTION 9.1. Reasonable Efforts; Notification; Further
Actions.

                  (a) Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Proxy Statement, if required, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (b) Notwithstanding anything to the contrary in Section 9.1
(a), (i) neither Parent nor any of its Subsidiaries or affiliates shall be required to divest, or cause or permit the Company or its Subsidiaries or affiliates to divest or agree to hold separate, any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business or results of operations or prospects of Parent and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole, or all such entities taken together, and (ii) neither Parent nor Merger Sub shall be required to waive any of the conditions to the Merger set forth in
Article X.

                  (c) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of:

               (i) any notice or other communication from any Person alleging that the con sent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Article IV or which relate to the consummation of the transactions contemplated by this Agreement.

                  (d) Each of Parent, Merger Sub and the Company shall not permit any of its respective Subsidiaries to take any action that would, or that would reasonably be expected to, result in (i) any of its respective representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such respective representations and warranties that are not so qualified becoming untrue in any material respect or
(iii) any of the conditions to the Merger set forth in Article X not being satisfied except to the extent permitted under Sections 7.2 and 9.5 in the exercise of the fiduciary duties referred to therein.

                  (e) Each of the Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  SECTION 9.2. Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

                  SECTION 9.3.  Directors.

                  (a) Promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Parent or Merger Sub, as applicable, pursuant to the Offer, Parent from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Board of Directors of the Company as will give Parent or Merger Sub, as applicable, subject to compliance with Section 14(f) of the Exchange Act, up to that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section 9.3) equal to the percentage of then outstanding Shares owned by Parent or Merger Sub, and the Company shall, at such time, cause Parent's or Merger Sub's designees, as applicable, to be so elected by its existing Board of Directors; provided, however, that in the event that such designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement [and who are neither officers of the Company nor affiliates of Parent or Merger Sub (the "Independent Directors"); and provided further that if the number of Independent Directors shall be reduced below two for any reasons whatsoever, the remaining Independent Director shall designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers or affiliates of the Company or officers or affiliates of Parent of any of its Subsidiaries, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

                  (b) Subject to applicable law, the Company shall take all actions requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder by the SEC, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (or if requested by Parent promptly after a later request for such mailing). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Parent's or Merger Sub's designees, as applicable, to be elected or appointed to, and to constitute (rounded up to the next whole number that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section 9.3) equal to the percentage of then outstanding Shares owned by Parent or Merger Sub (provided that such percentage of the total number of directors shall not be less than a majority of the Board of Directors of the Company).

                  (c) Following the election of Parent's or Merger Sub's designees, as applicable, pursuant to this Section 9.3, prior to the Effective Time, any amendment or termination of this Agreement or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors.

                  SECTION 9.4. Employees. Parent agrees to provide, after the Effective Time, or cause the Surviving Corporation to provide employees of the Company and its Subsidiaries retained and who continue to be employed by Parent with employee benefits in the aggregate substantially no less favorable than those benefits provided by the Company to its employees prior to the Effective Time that are set forth in Schedule 9.4 for a period ending on the first anniversary of the Effective Time. The benefits provided shall include those listed in paragraphs 2 and 3 of Section 9.4 to the Company Disclosure Schedule.

                  SECTION  9.5.  Company Stockholder Meeting.

        (a) The Company will take all action necessary in accordance with applicable law and its Articles of Organization and by-laws to duly call and convene a meeting of its shareholders (a "Company Stockholder Meeting") to consider and vote upon the approval of this Agreement and the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereby, if necessary to comply with applicable law, as promptly as practicable after the expiration of the Offer.

                  (b) The Board of Directors of the Company shall recommend such approval and take all lawful action to solicit such approval; provided, however, that the Board of Directors of the Company at any time prior to the time of acceptance for payment of at least two-thirds of the Shares pursuant to the Offer may withdraw, modify or change any such recommendations to the extent that the Board of Directors of the Company (i) determines in good faith after consultation with and based upon the advice of outside legal counsel that it is required to so withdraw, modify or change its recommendation in order to discharge properly its fiduciary duties to the Company's stockholders under applicable law and (ii) the Company has received in writing a Superior Proposal (as hereinafter defined), which is then pending, which the Board of Directors of the Company has determined to recommend to the stockholders of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal relating to an Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation, including KPMG Inc.) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment (based upon the advice of a financial advisor nationally recognized reputation, including KPMG, Inc.) of the Board of Directors of the Company, is reasonably capable of being financed by such third party. The Company agrees that it shall notify Parent at least 48 hours prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification or change of its recommendation for approval of this Agreement, the Offer, the Merger or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, any such withdrawal, modification or change of recommendation in accordance with the provisions of this Section 9.5(b) shall not constitute a breach of this Agreement by the Company.

                  (c) Notwithstanding the foregoing, in the event that Parent shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, subject to Article X, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 82 of the BCL, as soon as reasonably practicable after the Merger, without a meeting of the stockholders of the Company.

                  (d) If paragraph (c) is inapplicable, as soon as practicable after the expiration of the Offer, the Company shall file with the SEC the Company Proxy Statement, which shall comply as to form with all applicable laws. The Company shall obtain and furnish the information required to be included in the Company Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Company Proxy Statement and cause the Company Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Parent and Merger Sub shall cooperate in the preparation of the Company Proxy Statement and shall furnish the Company with all information with respect to itself, and its directors, officers, stockholders and Subsidiaries, as may be required for inclusion in the Company Proxy Statement. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and Subsidiaries contained in the Company Proxy Statement, and Parent agrees, as to information with respect to Parent, its officers, directors, stockholders and Subsidiaries contained in the Company Proxy Statement, that such information, at the date the Company Proxy Statement is mailed and (as then amended or supplemented) at the time of the Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent and its counsel shall be given an opportunity to review the Company Proxy Statement, and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Parent (which shall not be unreasonably withheld). The Company will advise Parent, promptly after it receives notice thereof, of the time when the Company Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Company Proxy Statement or comments thereon and proposed responses thereto or requests by the SEC for additional information.

                                    ARTICLE X

                            CONDITIONS TO THE MERGER

                  SECTION 10.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by applicable law, this Agreement shall have been approved and adopted by the stockholders of the Company within the meaning of, and in accordance with, applicable law and the Company's Articles of Organization and by-laws;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger; and

                  (c) the Merger Sub shall have made the Offer on the terms and conditions set forth herein and shall have purchased, or caused to be purchased, all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, this condition shall not be applicable to the obligations of Parent or Merger Sub if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                  SECTION 10.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction of the condition that the Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

                                   ARTICLE XI

                                   TERMINATION

                  SECTION 11.1. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby):

                  (a) by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if the Merger shall not have been consummated by October 31, 1998; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

                  (c) by Parent, if at the Company Stockholder Meeting or any adjournment thereof at which the Company Stockholder Approval is voted upon, the Company Stockholder Approval shall not have been obtained (provided that the right to terminate under this Section 11.1(c) shall not be available to Parent where the failure to obtain the Company Stockholder Approval shall have been caused by (i) the failure of the Parent or Merger Sub to vote its Shares in favor of the Merger or (ii) if it is legally able to do so because of its control of the Company's Board of Directors, failure to call or convene a meeting of the stockholders of the Company to vote on the Merger as provided in
         Section  9.5(a) and (d));

                  (d) by either the Company or Parent, if Parent or Merger Sub shall have terminated the Offer in accordance with its terms and conditions without purchasing any Shares pursuant thereto;

               (e) by either the Company or Parent, if there shall be any law or regulation that makes payment of, or payment for Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree is entered enjoining Parent, the Merger Sub, or the Company from paying for the Shares pursuant to the Offer or consummating the Merger and, in the case of any action brought other than by a Governmental Entity, such judgment, injunction, order or decree shall become final and non-appealable; or

               (f) by Parent, if the Board of Directors of the Company (i) withdraws, modifies or changes its recommendation of this Agreement, the Offer or the Merger in a manner adverse to Parent or Merger Sub,
          (ii) shall have initiated, entered into, or recommended to the stockholders of the Company any Acquisition Proposal (including a Superior Proposal) or (iii) shall have resolved to do any of the foregoing;

               (g) by Parent, prior to the purchase of the Shares pursuant to the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue (except, in all cases, where the failure to be so true and correct would not have a Company Material Adverse Effect) (a "Terminating Company Event"); provided, however, that, if such Terminating Company Event is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than 30 days after Parent's notification of the Company of the occurrence of such Terminating Company Event), Parent may not terminate this Agreement under this Section 11.1(g);

               (h) by the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue (except, in all cases, where the failure to be so true and correct would not have a Parent Material Adverse Effect) ("Terminating Parent Event"); provided, however, that, if such Terminating Parent Event is curable by Parent and Merger Sub through the exercise of its reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such reasonable best efforts (but in no event longer than 30 days after the Company's notification of Parent of the occurrence of such Terminating Purchaser Event), the Company may not terminate this Agreement under this Section 11.1(h);

               (i) by the Company, if Merger Sub has not commenced the Offer within five business days of the date on which Merger Sub's intention to make the Offer is publicly announced;

               (j) by the Company or the Parent, if the Company shall have accepted a Superior Proposal; or

                  (k) by the Company, if at a meeting of the shareholders of the Parent or any adjournment thereof at which the approval of the shareholders of the Parent to the acquisition by the Parent of the Company is voted upon, such approval shall not have been obtained by the requisite vote required.

                  SECTION 11.2. Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 8.1,
12.4 and 12.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Sub agree that termination of this Agreement and remedies in Section 12.4 shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement and remedies in Section 12.4 shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Sub of their representations, warranties and covenants under this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  SECTION 12.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Parent or Merger Sub, to:

                           Filtronic plc
                           Salts Mill Road, Saltaire
                           Shipley, BD 18 3TT
                           England
                           Telecopy: 011-44-1274-530622

                           Attention: Christopher Schofield, Solicitor

                  with a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York 10022
                           Telecopy:  212-836-7246
                           Attention:  Nancy E. Fuchs, Esq.

                  if to the Company, to:

                           Sage Laboratories, Inc.
                           11 Huron Drive

                           East Natick Industrial Park
                           Natick, Massachusetts 01760
                           Telecopy: (508) 653-5715
                           Attention: Carl A. Marguerite
                                         Chief Executive Officer

                       with a copy to:

                           Palmer & Dodge, LLP
                           One Beacon Street
                           Boston, Massachusetts  02108
                           Telecopy:  617-227-4420
                           Attention:  Stanley Keller, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 12.1.

                  SECTION 12.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 8.1, 12.4 and
12.6 which shall survive termination of this Agreement.

                  SECTION 12.3. Entire Agreement; Amendments; No Waivers. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and superede all prior agreements and understandings of the parties with respect thereto.

                  (b) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, by the party to be charged therewith; provided that if and after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the principal terms of the Merger.

                  (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 12.4.  Expenses.

                  (a) Except as otherwise set forth in this Section 12.4, all Expenses (as herein defined) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any transaction contemplated hereby is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Company Proxy Statement if required and the Offer documents, the solicitation of stockholder approvals and all other matters relating to the closing of the transactions contemplated hereby.

          (b)  The Company agrees that, if

               (i) Parent shall terminate this Agreement pursuant to Section 11.1(f), (g) or (j) or the Company shall terminate this Agreement pursuant to Section 11.1(j); or

               (ii) Parent shall terminate this Agreement pursuant to Section
                    11.1(c) or shall terminate the Offer because the Minimum Condition (as defined in Exhibit 1.1 hereof) is not satisfied and at the time the Company Stockholder Approval in the case of a termination pursuant to 11(c) was voted upon or the Offer was so terminated, as the case may be (A) there was announced or commenced an Acquisition Proposal and the Company shall have either (x) executed an agreement to engage in the same or (y) the Board of Directors of the Company shall not have recommended against such Acquisition Proposal and maintained such recommendation in effect or (B) there was announced an Acquisition Proposal with a third party and the Company shall have initiated, recommended or entered into an agreement to engage in, an Acquisition Proposal with such third party or an affiliate thereof within 12 months after the date of the Company Stockholder Meeting or the termination of the Offer, as the case may be; or

              (iii) Parent shall terminate the Offer because the condition under clause (iv)(f) of Exhibit 1.1 hereof shall exist;

                    then promptly after such termination (or, with respect to clause (ii)(B) above, upon engaging in such Acquisition Proposal or agreement) the Company shall pay to Parent an amount equal to (i) in the case of a termination by Parent pursuant to Section 11.1(g) or the termination event referred to in Section 12.4(b)(iii), 3% of the amount of the consideration to be paid to the stockholders of the Company hereunder and (ii) in the case of a termination pursuant to Section 11(f) or (j) or the termination events referred to in Section 12.4(b)(ii), that amount which is equal to the greater of (x) 3% of the amount of the consideration to be paid to the stockholders of the Company hereunder and (y) the excess of the amount which the stockholders of the Company who are parties to a Stockholder Agreement would receive in any Superior Proposal over the amount to be paid to such stockholders hereunder, but in no event shall such amount exceed 5% of such consideration to be paid to the stockholders of the Company hereunder.

     (c)  Parent agrees that, if

               (i) Company shall terminate this Agreement pursuant to Section 11.1(h), (i) or (k); or

               (ii) Parent shall terminate the Offer because clause (iii) of
                    Exhibit 1.1 hereof is not satisfied;

               then promptly after such termination, Parent shall pay to the Company an amount equal to $250,000.

            (d) Any payment required to be made pursuant to Section 12.4(b) or 12.4(c) shall be made to Parent or the Company, as the case may be, not later than three business days after delivery to the Company or Parent of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company in the notice of demand for payment delivered pursuant to this Section 12.4.

            (e) The payouts, if any, made pursuant to Section 12.4 shall not be deemed to be liquidated damages, and the right to the payment of such amount shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity (i) to which Parent or Merger Sub may be entitled as a result of the Company's willful violation or breach of any term or provision of this Agreement or (ii) to which the Company may be entitled as a result of Parent's or Merger Sub's willful violation or breach of any term or provision of this Agreement.

            SECTION 12.5. Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly owned Subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Sub of its obligations under this Agreement. Except as expressly set forth herein nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or rem-edy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

            SECTION 12.6. Governing Law; Jurisdiction. (a) This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws.

            (b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

            SECTION 12.7. Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             SAGE LABORATORIES, INC.

                           By: /s/ Carl A. Marguerite
                              -----------------------
                              Carl A. Marguerite
                              Chief Executive Officer

                           By: /s/ Carl A. Marguerite
                              -----------------------
                              Carl A. Marguerite
                              Treasurer

                          FILTRONIC PLC

                          By: /s/ Christopher Schofield
                              --------------------------
                              Name: Christopher Schofield
                              Title: Company Secretary

                              FIL ACQUISITION CORP.

                          By: /s/ Professor John Rhodes
                              --------------------------
                              Name: Professor John Rhodes
                              Title:   President

                          By: /s/ Christopher Schofield
                              ---------------------------
                              Name: Christopher Schofield
                              Title:   Clerk

                                                                     EXHIBIT 1.1

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Parent or the Merger Sub, as applicable, shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (subject to the provisions of the Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, any Shares tendered if:

                  (i) the Minimum Condition (as hereinafter defined) shall not have been satisfied,

                  (ii) the period of time for any review process by the Committee on Foreign Investment in the United States ("CFIUS") pursuant to
Section 721 of Title VII of the Defense Production Act of 1950 as amended by
Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon Florio Act") in relation to the determination of any threat to national security shall not have expired, and CFIUS shall have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the transaction;

                  (iii) the shareholders of Parent shall not have approved the acquisition of the Company by Parent;

                  (iv) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                           (a) there shall have been instituted by any
government or Governmental Entity, any action or proceeding before any Governmental Entity (including such Governmental Entity instituting or initiating such action or proceeding): (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Merger Sub or any other affiliate of Parent, or the consummation of any other transaction contemplated by this Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the transactions contemplated by this Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Merger Sub or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub or Parent pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) seeking to require divestiture by Parent, Merger Sub or any other affiliate of Parent of any Share; or (v) which otherwise has a Company Material Adverse Effect or which relates to the transactions contemplated by this Agreement and has a Parent Material Adverse Effect;

                           (b) there shall have been any action taken, or any
law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Agreement, by any government or Governmental Entity, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                           (c) there shall have occurred any change, condition,
event or development that has a Company Material Adverse Effect;

                           (d) there shall have occurred (i) any general
suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Entity of the United States on the extension of credit by banks or other lending institutions or (iv) a commencement of a war or material armed hostilities or other national or international calamity involving the United States;

                           (e) the Company or any of its Subsidiaries shall have
sustained a loss or interference with its business by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which will, in the reasonable opinion of Parent, make it inadvisable or impractical to proceed with the Offer;

                           (f) (i) it shall have been publicly disclosed or
Parent or Merger Sub shall have otherwise learned that beneficial ownership of 20% of more of the then outstanding Shares has been acquired by any Person, other than Parent or any of its affiliates or any other Person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or (ii)
(A) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Merger Sub the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer or the Merger or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                           (g) the representations and warranties of the Company
contained in this Agreement shall not be true and correct in all respects (except, in all cases, where the failure to be so true and correct would not have a Company Material Adverse Effect) as of the expiration of the

Offer, except for (i) changes specifically contemplated by this Agreement and
(ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date);

                           (h) the Company shall not have performed or complied
in all material respects with all obligations, agreements and covenants of the Company to be performed or complied with by it under this Agreement;

                           (i) the Agreement shall have been terminated in
accordance with its terms; or

                           (j) Parent and the Company shall have agreed that
Parent or Merger Sub, as applicable, shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

                  For purposes hereof the term "Minimum Condition" shall mean at least two-thirds of the Shares outstanding on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all stock options that are or will be fully vested, currently exercisable and outstanding immediately prior to the Effective Time and conversion of convertible securities or other rights to purchase or acquire Shares that can be converted or purchased prior to the Effective Time) being validly tendered and not withdrawn prior to the expiration of the Offer.

                  The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of this Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



                                       3